EXHIBIT 99
For Immediate Release

Contact: James R. Moore
                  Urstadt Biddle Properties Inc.
                  (203) 863-8200


              URSTADT BIDDLE PROPERTIES INC. REPORTS FOURTH QUARTER
                             AND FISCAL 2003 RESULTS
                      ANNOUNCES INCREASE IN DIVIDEND RATES


GREENWICH, CONNECTICUT, December 10, 2003 ...Urstadt Biddle Properties Inc. (UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2003.

Net income applicable to Class A Common and Common stockholders for the year 2003 was $17,576,000 or $0.73 per diluted Class A Common share and $0.66 per diluted Common share compared to $16,080,000 or $0.87 per diluted Class A Common share and $0.78 per diluted Common share in fiscal 2002. For the three months ended October 31, 2003, net income applicable to Class A Common and Common shareholders was $4,656,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share compared to $3,999,000 or $0.17 per diluted Class A Common share and $0.15 per Common share in fiscal 2002.

Rental income from properties in fiscal 2003 increased 40.4% to $59.2 million from $42.2 million last year. The increase in revenues was largely the result of property acquisitions, improvement in occupancy levels at the Company's core properties, and higher recoveries for operating expenses. At year-end, the Company's core operating properties were 97% leased and occupied.

Diluted funds from operations (FFO), the primary indicator of operating performance, increased to $28,329,000 this year from $24,504,000 in fiscal 2002. On a diluted per share basis, FFO amounted to $1.15 per Class A Common share on higher weighted average shares outstanding compared to $1.29 per Class A Common share in fiscal 2002. Diluted FFO per Common share amounted to $1.04 per Common share in 2003 compared to $1.17 per Common share last year. For the quarter ended October 31, 2003, FFO increased to $7,537,000 or $.30 per Class A Common share and $.28 per Common share compared to $6,370,000 or $.26 per Class A Common share and $.23 per Common share in last year's fourth quarter.

On October 1, 2003, the National Association of Real Estate Investment Trusts (NAREIT), based on discussions with the SEC, provided revised guidance regarding the calculation of FFO. This revised guidance provides that amounts associated with preferred stock that has been redeemed or repurchased should be factored into the calculation of FFO per share. As a result, the Company has adjusted its fiscal 2002 FFO to include a $3,071,000 adjustment to record the excess of the carrying value over the cost to repurchase $20 million of its Series B Preferred shares in that year in accordance with NAREIT's revised guidance. The adjustment to fiscal 2002 FFO did not affect net income or net income per diluted Common and Class A Common share in that year.


Commenting on 2003's operating results, Charles J. Urstadt, Chairman and CEO said "We are pleased to report the Company's operating results this year. They reflect the efforts of our team to add retail properties, attract quality tenants, and execute higher lease renewals at our core retail properties. Our core properties are performing well and, with the recent additions of four shopping centers in the Fairfield, Connecticut and Westchester County, New York areas to our portfolio, we expect 2004 to be another year of continued growth for the Company. Our tenant base was enhanced with the addition of a number of quality national retailers."

DIVIDEND INCREASE At their regular meeting today, the Directors of the Company approved an increase in the dividend rates on shares of the Class A Common Stock and Common Stock for the tenth consecutive year. The quarterly dividend rates were increased by 2.5% to 21.5(cent) for each share of Class A Common Stock and 19.5(cent) for each share of Common Stock. The dividends are payable January 16, 2004 to stockholders of record on January 5, 2004.


NEW CAPITAL In June, the Company completed the sale of a new issue of 8.5% Series C Cumulative Preferred Stock which resulted in net proceeds to the Company of $38.4 million. A portion of these proceeds were used to acquire a retail property during the year and the balance of proceeds are expected to be used for property acquisitions in 2004. The shares are listed on the New York Stock Exchange under the symbol "UBP.C".

ACQUISITIONS UBP continued its strategy to acquire shopping center properties in the Fairfield County, Connecticut and Westchester County, New York areas. The Company acquired four retail properties totaling 460,000 square feet of leasable space at an aggregate cost of $83 million, including the 185,000 sf Westchester Pavilion in White Plains, New York, the Company's second largest acquisition. Despite increased competition for property in its target areas, UBP has been successful in adding quality properties to its growing portfolio of shopping centers.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns thirty (30) properties containing
3.4 million square feet of space.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

                                 (Table Follows)

               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                   FISCAL YEAR AND FOURTH QUARTER 2003 RESULTS
                      (in thousands, except per share data)

                                                                                         Fiscal Year Ended      Three Months Ended
                                                                                            October 31             October 31
                                                                                       2003           2002       2003         2002
                                                                                       ----           ----       ----         ----
Revenues
Operating Leases                                                                    $59,247        $42,206    $15,959      $12,614
Lease termination income                                                                 80            765         80            -
Interest and other                                                                    1,034          1,369        201          518
                                                                                     ------         ------     ------       ------
                                                                                     60,361         44,340     16,240       13,132
                                                                                     ------         ------     ------       ------
Operating Expenses
Property Expenses                                                                    17,805         12,781      4,765        3,631
Interest                                                                              8,094          5,584      2,011        2,054
Depreciation and amortization                                                        10,388          8,064      2,790        2,280
General and administrative expenses                                                   3,339          3,009        739          740
                                                                                     ------         ------     ------        -----
                                                                                     39,626         29,438     10,305        8,705
                                                                                     ------         ------     ------        -----

Operating Income                                                                     20,735         14,902      5,935        4,427

Minority Interests in Results of Consolidated Joint Ventures                          (365)          (395)       (91)         (91)
                                                                                     ------         ------      -----        -----

Net Income                                                                           20,370         14,507      5,844        4,336

Excess of Carrying Value Over Cost to Repurchase Shares                                   -          3,071          -            -
Preferred Stock Dividends                                                           (2,794)        (1,498)    (1,188)        (337)
                                                                                    -------        -------    -------        -----

Net Income Applicable to Common and Class A
Common Stockholders                                                                 $17,576        $16,080     $4,656       $3,999
                                                                                    =======        =======     ======       ======

Diluted Earnings Per Share:
Common                                                                                 $.66           $.78       $.17         $.15
                                                                                       ====           ====       ====         ====
Class A Common                                                                         $.73           $.87       $.19         $.17
                                                                                       ====           ====       ====         ====

Dividends Per Share:
Common                                                                                 $.76           $.74       $.19        $.185
                                                                                       ====           ====       ====        =====
Class A Common                                                                         $.84           $.82       $.21        $.205
                                                                                       ====           ====       ====        =====

Weighted Average No. of Shares Outstanding:
Common and Common Equivalent                                                          6,566          6,432      6,613        6,532
                                                                                      =====          =====      =====        =====
Class A Common & Class A Common Equivalent                                           18,720         13,136     18,758       18,633
                                                                                     ======         ======     ======       ======

Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations*
Net Income Applicable to Common and Class A Common Stockholders                     $17,576        $16,080     $4,656       $3,999

Plus:  Real property depreciation                                                     7,831          5,459      2,098        1,719
          Amortization of tenant improvements and allowances                          2,088          2,088        575          443
          Amortization of deferred leasing costs                                        469            517        117          118
         Minority Interest                                                              365            360         91           91
                                                                                    -------        -------     ------       ------
Funds from Operations Applicable to Common and Class A
Common Stockholders (Diluted)                                                       $28,329        $24,504     $7,537       $6,370
                                                                                    =======        =======     ======       ======

Funds from Operations (Diluted) Per Share:
Common                                                                                $1.04          $1.17       $.28         $.23
                                                                                      =====          =====       ====         ====
Class A Common                                                                        $1.15          $1.29       $.30         $.26
                                                                                      =====          =====       ====         ====


*Certain amounts for fiscal 2002 have been adjusted to conform with the NAREIT definition of FFO (See accompanying discussion).